Exhibit 99.3

UNITED COMMUNITY FINANCIAL CORP.

SUBSCRIPTION RIGHTS TO PURCHASE SHARES OF COMMON STOCK

OFFERED PURSUANT TO SUBSCRIPTION RIGHTS

DISTRIBUTED TO SHAREHOLDERS OF UNITED COMMUNITY FINANCIAL CORP.

                    , 2013

To Security Dealers, Commercial Banks,

Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the “Rights Offering”) by United Community Financial Corp. (the “Company”) of shares of Common Stock (as such term is defined below), pursuant to non-transferable subscription rights (the “Rights”) distributed to all holders (the “Recordholders”) of shares of Company common stock, no par value (the “Common Stock”), at 5:00 p.m., Eastern Time, on March 21, 2013 (the “Record Date”). The Rights and Common Stock are described in the offering prospectus dated                     , 2013 (the “Prospectus”).

In the Rights Offering, the Company is offering an aggregate of 1,818,181 shares of Common Stock, as described in the Prospectus.

The Rights will expire, if not exercised prior to 5:00 p.m., Eastern Time, on                     , 2013, unless extended (as it may be extended, the “Expiration Time”).

As described in the accompanying Prospectus, each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to one Right for each share of Common Stock owned by such beneficial owner at 5:00 p.m., Eastern Time, on the Record Date. Each Right will allow the holder thereof to subscribe for .06 shares of Common Stock (the “Basic Subscription Privilege”) at the cash price of $2.75 per full share (the “Subscription Price”). For example, if a Recordholder owned 300 shares of Common Stock as of 5:00 p.m., Eastern Time, on the Record Date, it would receive 300 Rights and would have the right to purchase 18 shares of Common Stock for the Subscription Price.

If a holder purchases all of the shares of Common Stock available to it pursuant to its Basic Subscription Privilege, it may also exercise an over-subscription privilege (the “Over-Subscription Privilege”) to purchase a portion of any shares of our Common Stock that are not purchased by our Recordholders through the exercise of their Basic Subscription Privileges (the “Unsubscribed Shares”). If, however, over-subscription requests exceed the number of shares of Common Stock available, we will allocate the available shares of Common Stock among shareholders who have over-subscribed by allocating to such shareholders the lower of (x) the number of shares for which they oversubscribe, or (y) a number of shares equal to the total number of shares available for oversubscription multiplied by a fraction that equals (i) the number of shares held by each shareholder who oversubscribes divided by (ii) the total number of shares held by all shareholders who oversubscribe. If, after this process is completed, additional shares remain available, we will allocated the remaining available common shares among shareholders who over-subscribed by allocating to such shareholders the lower of (a) the remaining number of shares for which they have oversubscribed, or (b) a number of shares equal to the total remaining number of shares available for oversubscription multiplied by a fraction that equals (i) the remaining number of shares subscribed for by each shareholder whose oversubscription remains unfilled divided by (ii) the total number of shares subscribed for by all shareholders whose oversubscription remains unfilled.

Both the Basic Subscription Privilege and the Over-Subscription Privilege are subject to the limitation that no participant in the Rights Offering may beneficially own more than 4.9% of our Common Stock outstanding after completion of the Rights Offering.

Each Recordholder will be required to submit payment in full for all the shares it wishes to buy with its Basic Subscription Privilege and its Over-Subscription Privilege. The exercise price will be payable only by a personal check drawn on a U.S. Bank, a bank heck drawn on The Home Savings and Loan Company of Youngstown, Ohio or wire transfer. Because we will not know the total number of Unsubscribed Shares prior to the expiration of the Rights Offering, if a Recordholder wishes to maximize the number of shares it purchases pursuant to the Recordholder’s Over-Subscription Privilege, the Recordholder will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of shares of Common Stock available to the Recordholder, assuming that no shareholders other than such Recordholder purchase any shares of Common Stock pursuant to their Basic Subscription Privileges. Fractional shares of Common Stock resulting from the exercise of the Over-Subscription Privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

The Company can provide no assurances that each Recordholder will actually be entitled to purchase the number of shares of Common Stock issuable upon the exercise of its Basic Subscription Privilege and its Over-Subscription Privilege in full at the expiration of the Rights Offering. The Company will not be able to satisfy a Recordholder’s exercise of the Over-Subscription Privilege if all of the shareholders exercise their Basic Subscription Privileges to the extent of 1,818,181 shares, and we will only honor an Over-Subscription Privilege to the extent sufficient shares of Common Stock are available following the exercise of Basic Subscription Privileges.

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To the extent the aggregate Subscription Price of the maximum number of shares available to a Recordholder pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege is less than the amount the Recordholder actually paid in connection with the exercise of the Basic Subscription Privilege and the Over-Subscription Privilege, the Recordholder will be allocated only the number of shares available to it as soon as practicable after the Expiration Time, and the Recordholder’s excess subscription payment received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

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To the extent the amount the Recordholder actually paid in connection with the exercise of the Basic Subscription Privilege and the Over-Subscription Privilege is less than the aggregate Subscription Price of the maximum number of shares available to the Recordholder pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege, such Recordholder will be allocated the number of shares for which it actually paid in connection with the Basic Subscription Privilege and the Over-Subscription Privilege.

We are asking persons who hold shares of Common Stock beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the subscription agent, incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by the Company or the subscription agent.

Enclosed are copies of the following documents:

1.	Prospectus

2.	A form of letter that may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee, with an attached form of instructions;

3.	Beneficial Owner Election Form;

4.	Nominee Holder Certification;

5.	Notice of Important Tax Information; and

6.	A return envelope addressed to Registrar and Transfer Company, the subscription agent.

Your prompt action is requested. To exercise the Rights, you should deliver the properly completed Beneficial Owner Election Form, with payment of the Subscription Price in full for each share of Common Stock subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege, to the subscription agent, as indicated in the Prospectus. The subscription agent must receive the Beneficial Owner Election Form with payment of the Subscription Price, by a personal check drawn on a U.S. bank, a bank check drawn on The Home Savings and Loan Company of Youngstown, Ohio or wire transfer, including final clearance of any checks, prior to the Expiration Time. A Recordholder cannot revoke the exercise of its Rights. Rights not exercised prior to the Expiration Time will expire.

Additional copies of the enclosed materials may be obtained by contacting our information agent, Registrar and Transfer Company, toll free at 800-368-5948. Any questions or requests for assistance concerning the Rights Offering should be directed to Registrar and Transfer Company.

Very truly yours,

United Community Financial Corp.

NOTHING IN THIS PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF UNITED COMMUNITY FINANCIAL CORP., THE SUBSCRIPTION AGENT INFORMATION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.